BARBARA K. CEGAVSKE

Secretary of State

KIMBERLEY PERONDI

Deputy Secretary for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

Commercial Recordings Division

202 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708

Fax (775) 684-7138

North Las Vegas City Hall

2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486-2880

Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/30/2020

Work  Order Item Number:         W2020073003199 - 734580

Filing Number:                              20200821839

Filing Type:                                      Amendment Before Issuance of Stock

Filing Date/Time:                            07/30/2020 21:36:03 PM

Filing Page(s):                                  6

Indexed Entity Information:

Entity ID: C7779-1984                                    Entity Name: VIDEO RIVER NETWORKS, INC.

Entity Status: Active                                        Expiration Date: None

Commercial Registered Agent PREMIER LEGAL GROUP

1333 N BUFFALO DR STE 210, LAS VEGAS, NV 89128, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

BARBARA K. CEGAVSKE

Secretary of State

Commercial Recording Division

202 N. Carson Street

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information	Name of entity as on file with the Nevada Secretary of State : Entity or Nevada Business Identification Number (NVID) : NV19841015917
2. Restated or Amended and Restated Articles (Select one): (If amending and restating only, complete section 1, 2 and 6.)

Certificate to Accompany Restated Articles or Amended and Restated Articles

Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of amendment filing being completed:

Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box)           incorporators                   board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

(Select only one box):
(If amending, complete section 1,3,5 and 6.)
Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

The entity name has been amended.                                                                                Dissolution The purpose of the entity has been amended.              Merger The authorized shares have been amended.                       Conversion Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.                                                                                     page 1 of 2

4. Effective date and Time: (Optional)	Date: 07/30/2020 Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

The entity name has been amended.

The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

The purpose of the entity has been amended. The authorized shares have been amended.

The directors, managers or general partners have been amended. IRS tax language has been added.

Articles have been added. Articles have been deleted

Other.

The articles have been amended as follows: (provide article numbers, if available)

Article Third Article Nineth

(attach additional page(s) if necessary)

6. Signature: (Required)	X Frank Ikechukwu Igwealor Director
Signature of Officer, Incorporator or Authorized Signer Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below: (attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.                                                                                     page 2 of 2

D

Filed in the Office of Secretary of State State Of Nevada	Business Number C7779-1984
Filing Number 20200821839
Filed On 07/30/2020 21:36:03 PM
Number of Pages 6

AMENDED AND RESTATE ARTICLES OF INCORPORATION

OF

VIDEO RIVER NETWORKS, INC.

Pursuant to NRS Chapter 78

ARTICLE FIRST

NAME: The name of the corporation is VIDEO RIVER NETWORKS, INC.

ARTICLE SECOND

REGISTERED AGENT FOR SERVICE: The registered agent for services of process is PREMIER LEGAL GROUP. The address of the registered agent is 1333 N BUFFALO DR STE 210, LAS VEGAS, NV, 89128, USA.

ARTICLE THIRD

AUTHORIZED STOCK: The total number· of shares of capital stock which the corporation shall have authority to issue is one billion, two hundred and ten million (1,210,000,000) shares, of which (i) one billion, two hundred million (1,200,000,000) shares are designated as common stock with a par value of $0.000I per share ("Common Stock" ), and (ii) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.001 per share ("Preferred Stock").

ARTICLE FOUR

[Intentionally Omitted]

ARTICLE FIFTH

PURPOSE: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized in Nevada.

ARTICLE SIXTH

[Intentionally Omitted]

ARTICLE SEVENTH

[Intentionally Omitted]

ARTICLE EIGHTH

DURATION: This corporation shall exist perpetually unless sooner dissolved by law.

ARTICLE NINETH

STOCK: The total number of shares of all classes which the corporation is authorized to have outstanding is One Billion, Two Hundred Ten Million (1,210,000,000) shares, (i) of which stock One Billion, Two Hundred Million (1,200,000,000) shares in the par value of $0.001 each, amounting in the aggregate to One million Two Hundred Thousand Dollars ($1,200,000) shall be voting common stock and (ii) and of Ten Million (10,000,000) shares in the par value of $0.001 each, amounting in the aggregate to Ten Thousand Dollars ($10,000), shall be preferred stock.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to .each series includes, but is not limited to, determination of the following:

(1)        The number of shares constituting that series and the distinctive designation of that series;

(2)         The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)        Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)     Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)        Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

(6)        Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)       The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)         Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

ARTICLE TENTH

PRE-EMPTIVE RIGHTS: The stockholders shall have no pre-emptive rights to acquire additional shares of the corporation.

ARTICLE ELEVENTH MANAGEMENT OF THE CORPORATION'S AFFAIRS.

(a)                  The business and affairs of the corporation shall be managed under the direction of the Board of Directors. The number of directors constituting the entire Board of Directors shall be not less than one nor more than nine as fixed from time to ti.me by vote of a majority of the entire board or directors, provided, however; that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board of Directors shall be one until otherwise fixed by a majority of the entire board or directors.

(b)                 Notwithstanding any other provisions in these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that some lesser percenta.ge may be specified by law, in these Articles of Incorporation or the Bylaws of the corporation), any director or the entire Board of Directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

ARTICLE TWELFTH

AMENDMENT: Except as otherwise provided in these Articles of Incorporation, the provisions of these Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE THIRTEENTH

LIMITATION OF DIRECTORS' LIABILITY: To the fullest extent permitted by the Jaws of the State of Nevada now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article THIRTEENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article THIRTEENTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article THIRTEENTH.

ARTICLE FOURTEENTH

INDEMNIFICATION: The corporation may indemnify an individual against liability incurred in a proceeding where the individual was made a party to a proceeding because the person is or was a director or officer and if: (1) the individual's conduct was in good faith; (2) the individual reasonably believed that the conduct was in, or not opposed to, the corporation's best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

The corporation will indemnify a director or officer who was successful, on the merits or otherwise, in defense of any proceeding, or in defense of any claim, issue, or matter in the proceeding, to which the individual was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the individual in connection with the proceeding or claim with respect to which the individual has been successful.

The corporation may not indemnify a director or officer in connection with: (l) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (2) the payment of distributions in violation of NRS 78.300.

ARTICLE FIFTEENTH

CUMULATIVE VOTING: There shall be no cumulative voting.

CONSENT

The number of shares of the corporation outstanding and entitled to vote on these Amended and Restated Articles of Incorporation is 169,922,436 shares of common stock, which is entitle to 1 share / 1 vote, and 1 share of preferred stock (representing 150,000,000 votes), and these Amended and Restated Articles of Incorporation have been consented to and approved by stockholders holding as least a majority of such share.

IN WITNESS WHEREOF, the Corporation has caused the undersigned, President of the Corporation, to execute, file and record these Amended and Restated Articles of Incorporation.

// Frank I Igwealor

Frank Ikechukwu Igwealor